Exhibit 99.1

InfoSpace Changes Corporate Name to Blucora, Inc.

Signifies Company Expansion with Recent TaxACT Acquisition

BELLEVUE, Wash. — June 7, 2012 — InfoSpace, Inc. [NASDAQ: INSP] today announced that it has changed its corporate name to Blucora, Inc. The name change was approved at the Company’s annual shareholders meeting last month and is effective immediately. To reflect the change, the Company has also chosen to modify its NASDAQ ticker symbol. Blucora will trade on the NASDAQ under the symbol “BCOR” immediately upon the opening of market trading today, June 7, 2012.

“Our company has transformed over the past year with the acquisition of TaxACT,” said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. “The Blucora name change marks our evolution as the owner of two online businesses and will help further distinguish our parent company from our operating units.”

The Blucora™ businesses, InfoSpace® search and TaxACT® tax preparation services, will retain their current branding identity.

Ruckelshaus and members of the Blucora management team will visit the NASDAQ Marketsite in Times Square today to ceremoniously ring the opening bell to begin the trading session. A live webcast of the NASDAQ Opening Bell will be available to view at http://www.nasdaq.com/about/marketsitetowervideo.asx. A high-resolution photo will be available to download soon after the ceremony at http://www.nasdaq.com/reference/marketsite_events.stm.

For more information, visit Blucora at www.blucora.com. Follow us on Twitter and LinkedIn.

About Blucora™

Blucora, Inc. [NASDAQ: BCOR] is a provider of industry-leading online solutions for consumers and business partners. We own and operate two Internet businesses. Through our InfoSpace business, we provide online search and monetization solutions to a network of more than 100 global partners. Through TaxACT, we provide online tax preparation solutions to consumers and professional preparers. The Blucora team brings decades of experience operating and investing in online businesses. More information about Blucora may be found at www.blucora.com.

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Source: Blucora, Inc.

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com